                                                                  Exhibit 10.4
Dominion Resources, Inc.
Performance Grant Agreement

THIS AGREEMENT, dated April 3, 2007, between DOMINION RESOURCES, INC., a Virginia Corporation (the "Company") and                           ("Participant"), is made pursuant and subject to the provisions of the Dominion Resources, Inc. 2005 Incentive Compensation Plan (the "Plan") to the extent provided below. If not defined herein, all terms used in this Agreement have the same meaning given them in the Plan. The Performance Grant will be administered by the Compensation, Governance and Nominating Committee (the “CGN Committee”) of the Company’s Board of Directors.

1.
Performance Grant. Pursuant to the Plan, the Participant is granted a Performance Grant at a Target Amount of                        on April 3, 2007 (“Date of Grant”), subject further to the terms and conditions set forth herein. The actual payout may be from 0% to 200% of the Target Amount. Payment will be made by March 15, 2008 or as soon as administratively practicable thereafter.

2.
Performance Condition. The Performance Condition used for the purposes of this Agreement shall be the same funding and payout goals established for the Dominion Exploration & Production (“Dominion E&P”) segment under the 2007 Annual Incentive Plan. The Target Amount that will be paid out will be based on the payout score percentage achievement of the 2007 Annual Incentive Plan goal for the Dominion E&P segment. The Performance Period for purposes of this Agreement is the period beginning January 1, 2007 and ending December 31, 2007.

3.	Death, Disability, Retirement and Termination without Cause.

a.
 Retirement. If the Participant Retires and would have been eligible for a payment under paragraph 2 if the Participant had remained employed until December 31, 2007, the Participant shall receive the amount determined under paragraph 2 as if the Participant had remained employed times the fraction of (A) the number of completed months from the Date of Grant to the Participant’s Retirement divided by (B) the number of months between the Date of Grant and December 31, 2007. Payment shall be made at the time provided in paragraph 1.

b.
Death, Disability and Termination without Cause. If during the Performance Period and before a Change of Control, the Participant dies, becomes Disabled or is terminated without Cause (as “Cause” is defined in the Participant’s Employment Continuity Agreement), the Participant shall receive a lump sum cash payment equal to the product of (i) and (ii) where

(i)
is the predicted performance used for determining the compensation cost recognized by the Company for this Performance Grant for the latest financial statement filed with the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q immediately prior to the event and

(ii)
is the fraction of (A) the number of complete calendar months from the Date of Grant to the date of death, Disability and termination without Cause divided by (B) the number of months between the Date of Grant and December 31, 2007.

Payment under this paragraph 3(b) shall be made 30 days after the date of the Participant’s death, termination of employment due to Disability or termination without Cause; provided that payment shall be made no earlier than six months after the Participant’s death or termination if the payment is subject to Section 409A of the Code and the Participant is a Specified Employee (within the meaning of Section 409A(a)(2)(B)(i) of the Code).

4.
Change of Control. Upon a Change of Control, the Participant shall receive a lump sum cash payment, within 15 days of the Change of Control date, equal to the greater of (A) the Target Amount or (B) the total payout that would be made at the end of the Performance Period if the predicted performance used for determining the compensation cost recognized by the Company for this Performance Grant for the latest financial statement filed with the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q immediately prior to the Change of Control was the actual performance for the Performance Period.

5.	Terms and Conditions.

a.
Forfeiture. Except as provided in paragraphs 3 or 4, the Participant's rights in the Performance Grant shall be forfeited if the Participant’s employment with the Company or a Dominion Company terminates before the end of the Performance Period.

b.	Nontransferability. No rights in the Performance Grant are transferable.

c.
Retirement. For purposes of this Agreement, the term Retire or Retirement means termination when the Participant is eligible for early, normal or delayed retirement as defined in the Dominion Pension Plan, or would be eligible if any crediting of deemed additional years of age and/or service applicable to the Participant under the Company’s Benefit Restoration Plan or New Benefit Restoration Plan were applied under the Pension Plan, as in effect at the time of the determination.

d.
No Right to Continued Employment. This Performance Grant does not confer upon the Participant any right with respect to continuance of employment by the Company or a Dominion Company, nor shall it interfere in any way with the right of the Company or a Dominion Company to terminate the Participant's employment at any time. The CGN Committee reserves the right to reduce the amount paid to a Participant below the calculated amount earned under this Performance Grant or pay no amount at all to the Participant.

e.	Tax Withholding. The Company will withhold from any payment the aggregate amount of federal, state and local income and payroll taxes that the Company is required to withhold on the payment.

f.
Application of Section 162(m). It is intended that payments for Dominion E&P’s funding and payout goals under this Performance Grant to a Participant who is a “covered employee” constitute “qualified performance-based compensation” within the meaning of section 1.162-27(e) of the Income Tax Regulations. The CGN Committee will certify Dominion E&P’s funding and payout goals achievement for the Performance Period. To the maximum extent possible, this Performance Grant and the Plan shall be interpreted and construed consistent with this paragraph 5(f).

g.	Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

h.
Conflicts. In the event of any conflict between the terms of a special retention package given to you in connection with Dominion’s strategic process with Dominion E&P and the provisions of this Agreement, the terms of the special retention package shall govern. In the event of any conflict between the provisions of the Plan as in effect on the date of the award and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date of the Performance Grant, as it may be amended from time to time.

i.	Participant Bound by Plan. The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

j.
Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.

IN WITNESS WHEREOF the Company has caused this Agreement to be signed by a duly authorized officer.

Dominion Resources, Inc.

By: ______________________________
Thomas F. Farrell, II
President and Chief Executive Officer